FORM 4
[ ]Check box if no longer
   subject to Section 16.  Form 4
   or Form 5 obligations may
   continue.  See Instruction 1(b).

		     U.S. SECURITIES AND EXCHANGE COMMISSION
			     Washington, D.C. 20549

		  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
	     Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person | 2. Issuer Name and Ticker or
Siciliano       Rocco             C.    |    Trading Symbol
(Last)         (First)         (Middle) |    United Television, Inc.
          612 North Rodeo Drive         |    (UTVI)
              (Street)                  |-----------------------------------
Beverly Hills     CA             90210  |3. IRS or Social Security Number of
(City)          (State)          (Zip)  |   Reporting Person (Voluntary)
                                        |
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4. Statement of Month/Year |  5. If Amendment, Date or Original (Month/Year)
                           |
    5/98                   |
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6. Relationship of Reporting Person | 7. Individual or Joint/Group Filing
   to Issuer (Check all applicable) |
                                    |     X  Form filed by one Reporting
   x  Director             10% Owner|    --- Person
  ---                  ---          |
      Officer (give        Other    |        Form filed by more than one
  --- title below)     --- (specify |    --- Reporting Person
                            below)  |
                                    |
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Table I - Non-Derivative Securties Acquired, Disposed of, or Beneficially Owned
1. Title of security   2. Transaction      3. Transaction      4. Securities       5. Amount of    6. Ownership     7. Nature of
                          Date                Code                Acquired (A)        Securities      Form:            Indirect
                          (Month/Day/Year)                        or Disposed         Beneficially    Direct (D)       Beneficial
                                                                    of (D)            Owned at End    Indirect (I)     or Ownership
                                                                                      of Month
                                              Code   V          Amount   (A)  Price
                                                                         or
                                                                         (D)

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)

                 Table II-Derivative Securities Acquired, Disposed of,
                          or Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)

1. Title of            2. Conversion or     3. Transaction  4. Transaction  5. Number of        6. Date
   Derivative             Exercise Price       Date            Code            Derivative          Exercisable
   Security               of Derivative        (Month/                         Securities          and Expiration
                          Security             Day/Year)                       Acquired (A)        Date
                                                                               or Disposed         (Month/Day/Year)
                                                                               of (D)              Date         Expiration
                                                               Code  V         (A)      (D)        Exercisable  Date
Director stock option
  (right to buy)          $112.375             5/05/98         A     V         1,000    --         5/05/98      5/04/03

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Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

     /s/ Rocco C. Siciliano                     June  4, 1998
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   **Signature of Reporting Person                  Date